Exhibit 10.1

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) dated this 22nd day of April, 2019, by and among Bespoke Extracts, Inc., a Nevada corporation (the “Company”) and McGlothlin Holdings, Ltd. (the “Holder”).

W I T N E S S E T H:

WHEREAS, the Holder is the holder of a (i) convertible debenture of the Company, in the original principal amount of $540,000, issued on or about April 11, 2017 (the “April 2017 Debenture”), (ii) convertible debenture of the Company, in the original principal amount of $120,000, issued on or about December 13, 2017 (the “December 2017 Debenture,” and collectively with the April 2017 Debenture, the “Debentures”), and (iii) 1,000,000 warrants to purchase shares of the Company’s common stock, issued in connection with the Debentures (the “Warrants”);

WHEREAS, the Company and the Holder desire to have the Holder exchange the Debentures and Warrants for newly issued shares of common stock of the Company, subject to the terms and conditions set forth herein;

WHEREFORE, the parties do hereby agree as follows:

1. Effective upon the execution of this Agreement, the Holder will exchange the (i) Debentures (including, without limitation, all outstanding principal and interest thereon), and (ii) Warrants, for 11,000,000 newly issued shares of common stock of the Company (the “Shares”). Without limiting the generality of the foregoing, effective upon the execution of this Agreement, the (i) Debentures (including, without limitation, all outstanding principal and interest thereon) and (ii) Warrants, will automatically be deemed cancelled, and the Company shall issue the Shares to the Holder.

2. The Holder represents and warrants to the Company that (i) it is the sole record and beneficial owner of the Debentures and Warrants and holds such Debentures and Warrants free and clear of all liens, (ii) it understands that the Shares it will acquire hereunder are restricted securities within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), have not been registered under the Securities Act or any state securities laws and may not be transferred or sold except pursuant to an effective registration statement or an available exemption therefrom, and (iii) Holder is acquiring the Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares..

3. This Agreement constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof.

4. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Holder and Company hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the County of New York over any dispute relating to this Agreement and Company and Holder each hereby irrevocably agree that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.

5. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Agreement. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BESPOKE EXTRACTS, INC.

By:	/s/ Niquana Noel
Name:	Niquana Noel
Title:	Chief Executive Officer

MCGLOTHLIN HOLDINGS, LTD.

By:	/s/ Stan McGlothlin
Name:	Stan McGlothlin
Title: